Exhibit 2.3

CLOSING WARRANT AGREEMENT

THIS CLOSING WARRANT AGREEMENT (the “Agreement”), is made as of the 5th day of November, 2015 BY AND BETWEEN

(1)	Itamar Medical Ltd. (the “Company”), an Israeli public company (Company No. 51-243421-8), whose shares are traded on the Tel-Aviv Stock Exchange (“TASE”); and

(2)	Viola P.E. 2 A.V. Limited Partnership (the “Investor”), an Israeli limited partnership formed under the laws of the State of Israel (Partnership No. 55-026329-7).

In connection with the Share Purchase Agreement (the “Purchase Agreement”) between the Company and the Investor dated August 26, 2015, pursuant to which the Investor shall invest in the Company, the Company agrees to grant the Investor a Warrant (the “Warrant”) to purchase a number of ordinary shares with a nominal value NIS 0.01 each of the Company (“Ordinary Shares”) equal to 50% of the number of the Closing Shares purchased by the Investor under and pursuant to the Purchase Agreement at the Closing.

Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrant and the respective rights and obligations thereunder, the Company and the Investor hereby agree as follows:

1.         Issue of Warrant.

1.1      General. The Company hereby grants to the Investor an assignable (only to Permitted Transferees (as defined below) Warrant to purchase 50% of the Closing Shares (the “Warrant Shares”). “Permitted Transferee” shall mean (i) any person or entity which directly or indirectly, controls, is controlled by or is under common control with the Warrant Holder, (ii) without derogating from the aforesaid, if such Warrant Holder is a limited or general partnership - its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity that is affiliated with such management company or managing (general) partner, (iii) with respect to any fund - transferees that become transferees either (a) in dispositions which are part of a disposition of a significant portion of the portfolio of investments of such fund, (b) in a disposition in connection with the dissolution of the fund, or (c) in a disposition resulting from a regulatory or tax constraint applicable to the fund or any of its partners.

1.2       Registration. The Warrant shall be registered on the books of the Company when issued. Upon issuance of this Warrant, the Company shall provide the Investor with a confirmation from the TASE, that the Warrants Shares will be registered for trading upon exercise hereof in accordance with its terms and the applicable stock exchange rules.

Execution Version

1.3       Limited Rights of Warrant-Holder. Nothing contained in this Agreement or in the Warrant shall, prior to an exercise thereof, be construed as conferring upon the Investor or any Permitted Transferee of the Investor (collectively, the “Warrant- Holders”) any rights as a shareholder of the Company, including (without limitation) the right to vote, receive dividends, consent or receive notices as a shareholder.

2.        Exercise: Exercise Price.

2.1       The exercise price per each Warrant Share shall be: (i) NIS 1.642 during the initial 21 month period following the Closing (i.e from November 5th 2015 until August 4th 2017) (the “Initial Warrant Period”), and (ii) 1.745 during the 21 month period following the Initial Warrant Period (the “Exercise Price”) (i.e from August 5th 2017 until May 4th 2019). The Exercise Price shall be adjusted from time to time pursuant to the terms set forth below.

2.2       Exercise on a Net-Issuance Basis.

In lieu of payment to the Company of the Exercise Price per Warrant Share, as set forth in Subsection 2.1 above, a Warrant-Holder may exercise the Warrant (or any portion thereof), into the number of Ordinary Shares calculated pursuant to the following formula, by delivering the Warrant to the Company, accompanied by a written notice of exercise, specifying the number of shares for which the Warrant-Holder desires to exercise the Warrant:

X = Y(A - B)

A

Where:

X = the number of Warrant Shares to be issued to the Warrant-Holder;

Y = the number of Warrant Shares with respect to which the Warrant Holder desires to exercise the Warrant;

A = the Fair Market Value (as defined below) of one Warrant Share; and

B = the Exercise Price of a Warrant Share, as adjusted.

“Fair Market Value” of a Warrant Share shall mean:

(i)       the closing price of an Ordinary Share, as reported on the principal stock exchange on which the Company's shares are traded at such time one (1) trading day immediately preceding the delivery of the Warrant Certificate; or

(ii)      If the Fair Market Value for the Warrant Shares cannot be determined in the manner set forth in (i) above, then such Fair Market Value shall be as determined in good faith by the Company and the Warrant-Holder or, if the Company and the Warrant-Holder fail to reach an agreement, by any third party mutually agreed to by the Company and the Warrant-Holder.

Execution Version

2.3       Conditional Exercise. In the event that a Warrant-Holder notifies the Company of its intention to exercise the Warrant (or any portion thereof) upon an Exit Event (as defined below), then such Warrant-Holder shall be deemed to have conditioned such exercise upon the consummation of such Exit Event and, in such case, the Warrant-Holder will only exercise the Warrant (pursuant to the provisions of this Section 2) if, and at such time as, the Exit Event is actually consummated, provided that the consummation of such Exit Event is consummated on or prior to the expiry of the Exercise Period (as defined below).

For purposes of the Warrant, “Exit Event” shall mean a merger, consolidation or sale of shares of the Company, resulting in the Company’s shareholders immediately prior to such transaction holding less than a majority of the voting power of the surviving entity.

3.        Exercise Period. The Warrant-Holders may exercise part or all of the Warrant at any time, and from time to time, in accordance with the provisions of this Agreement, during the period commencing on the Closing and terminating upon the earlier of: (i) 42 months following the Closing (i.e. at 23:59 Israel time on May 4th 2019), (ii) the closing of a secondary public offering of the Company’s share capital in which the pre-money valuation for the Company is at least US$250,000,000, and (iii) the closing of an Exit Event in which the valuation of the Company for such transaction is at least US$250,000,000 (the “Exercise Period”). Upon the earlier of: (i) the expiry of the Exercise Period, and (ii) the exercise of this Warrant in full, the Warrant shall become null and void and shall no longer outstanding or exercisable.

4.       Warrant Shares.

4.1       Reservation of Warrant Shares. The Company represents that it has reserved and shall at all times keep reserved, for so long as any Warrant remains outstanding, out of its authorized share capital, such number of Ordinary Shares as may be subject to purchase under the outstanding Warrant.

4.2       Exercise of Warrants: Issue of Warrant Shares.

(a)       The Warrant Holder shall exercise the Warrant (or any portion thereof) by delivering to the Company a duly executed Purchase Form, a form of which is attached to this Agreement, provided, however, that in each single exercise of a portion of the Warrant, the Warrant Holder will exercise such portion in an exercise amount of at least NIS200,000.

(b)       Within three (3) business day following surrender of this Warrant and (unless the Warrant Holder elects to exercise the Warrant on a net-issuance basis) payment of the Exercise Price as set forth herein, the Company shall issue and cause to be delivered to the Nominee Company of Mizrahi Tefahot Bank Ltd. (the “Nominee Company”) a certificate or certificates (the “Warrant Share Certificate”) representing the number of Warrant Shares so purchased upon the exercise of the Warrant in the name of the Nominee Company. The Warrant Share Certificate shall be credited to the bank account/TASE member account of the Investor, details of which shall be provided by the Investor to the Company within the Purchase Form.

Execution Version

(c)       Subject to applicable laws, rules and regulations (including stock exchange rules), such Warrant Share Certificate or Certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such Warrant Shares as of the date of surrender of the Warrant being exercised and payment of the Exercise Price, to the extent applicable, notwithstanding that the Warrant Share Certificate or Certificates representing such shares shall not actually have been delivered or that the shareholders register of the Company has yet to be updated.

(d)       Each Warrant shall be exercisable, at the election of the Warrant-Holder, either in full or from time to time in part and, in the event of a partial exercise of the Warrant at any time prior to the expiry of the Exercise Period, a new certificate evidencing the remaining amount applicable to the Warrant will be issued to the Warrant Holder by the Company.

(e)       Notwithstanding anything to the contrary, any or all of the Warrants may not be exercised on the record date with respect to the distribution of bonus shares, offer by way of rights issue, distribution of dividends, consolidation of share capital, consolidation of shares, reduction or split in share capital (each hereinafter referred to as a “Corporate Event”). In addition, if the ex-date with respect to a Corporate Event occurs before the record date relating to such Corporate Event, then the exercise of Warrants shall not occur on such ex-date.

5.       Adjustment of Exercise Price and Number of Warrant Shares. Subject to applicable laws, rules and regulations (including stock exchange rules) and in such event, the provisions of Section 6.7 shall apply to the fullest extent possible, the Exercise Price and/or the number and type of securities purchasable upon the exercise of the Warrant, as applicable, shall be subject to adjustment from time to time (at any time during the Exercise Period and prior to the exercise of the Warrant in full) upon the happening of certain events, as follows:

(i)       Adjustment Upon a Consolidation or Merger. In the event that the Company shall consolidate or merge with or into another corporation or convey all or substantially all of its assets to another corporation or other entity, then, in each such case, the Warrant Holders shall, upon any exercise of the Warrant, at any time after the consummation of such consolidation, merger, or conveyance, be entitled to receive, in lieu of the Warrant Shares or other securities and property receivable upon the exercise of the Warrant prior to such consummation, the shares or other securities or property to which the Warrant-Holders would have been entitled upon the consummation of such consolidation, merger or conveyance if the Warrant Holders had exercised the Warrant immediately prior thereto, all subject to further adjustment as provided in this Section, and the successor or purchasing or successor corporation or other entity in such consolidation, merger or conveyance (if not the Company) shall duly execute and deliver to the Warrant Holders supplements hereto acknowledging such corporation’s or entity’s obligations under the Warrant; and in each such case, the terms of the Warrant (including exercisability, transfer and adjustment provisions of the Warrant) shall be applicable to the shares or other securities or property receivable upon the exercise of the Warrant after the consummation of such consolidation, merger or conveyance.

Execution Version

(ii)       Adjustment Upon Issuance of Ordinary Share Equivalents. If the Company at any time shall pay a dividend payable in additional Ordinary Shares (i.e. bonus shares) or other securities or rights convertible into or exercisable for, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as the “Ordinary Shares Equivalents”), then the Exercise Price shall be adjusted, as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Exercise Price by a fraction, (a) the numerator of which shall be the total number of Ordinary Shares outstanding immediately prior to such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend), and (b) the denominator of which shall be the total number of Ordinary Shares outstanding including those issuable with respect to such Ordinary Shares Equivalents. If the adjustment set forth above does not fully reflect the economic value of the rights granted by the Company to holders of Ordinary Shares, then the Warrant Holders shall have the right, upon any exercise of the Warrant, to receive the shares or other securities or property to which the Warrant-Holders would have been entitled had they exercised the relevant portion of the Warrant immediately prior to the event giving rise to such adjustment and the number of Warrant Shares will be adjusted to take into account the element of economic benefit of the rights issue ("markiv hahatava" in Hebrew), as is represented by the ratio between the closing price per Ordinary Share on the TASE on the trading day which precedes the Ex Date of the rights issue and the base price per Ordinary Share on TASE "Ex Rights".

(iii)       Adjustment Upon Distributions of Cash Dividends. If at any time prior to the exercise of the Warrant in full the Company shall distribute a dividend, whether payable out of earnings or surplus legally available for dividends or as a dividend in liquidation or partial liquidation or by way of return of capital, the Exercise Price shall be reduced by an amount equal to the Dollar/NIS amount of the per-share distribution on the record date fixed for the purpose of such distribution (or if no such record date is fixed then on the date of such payment).

(iv)       Adjustment Upon Reorganization. If the Company shall subdivide or combine its Ordinary Shares, the Exercise Price shall be proportionately reduced in case of subdivision of shares (and the number of Ordinary Shares purchasable upon the exercise of the Warrant shall be proportionately increased), as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased in the case of combination of shares (and the number of Ordinary Shares purchasable upon the exercise of the Warrant shall be proportionately reduced), as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

5.2       No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, amendment of its memorandum or articles of association or any other organizational document, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrant and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the Warrant-Holders against impairment.

Execution Version

5.3       Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to the provisions contained herein, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Warrant-Holders a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

5.4       Notice of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall provide to the Warrant-Holders a notice (including through public filings), which shall be sent simultaneously with the notice sent to other shareholders of the Company, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

5.5       No Fractional Shares. No fractional shares shall be issued upon exercise of all or any portion of the Warrant, and the number of Warrant Shares to be issued shall be rounded to the nearest whole share (with cash being paid by the Company for any unissued fractional shares).

Notwithstanding the above, no adjustment will be made in connection with the rights offering under the Purchase Agreement.

6.         Miscellaneous.

6.1       Notices. Any notice pursuant to this Agreement by the Company or by a Warrant-Holders or a holder of Warrant Shares shall be in writing and shall be deemed to have been duly given (i) if given by facsimile transmission or electronic mail on the business day on which such transmission is sent and confirmed, (ii) if given by air courier, two business days following the date it was sent, or (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to the following addresses:

If to the Investor:

Viola P.E.II L.P.

12 Abba Eban Av., Herzelia 46725, Israel

Attn: Mr. Jonathan Kolber and Mr. Sami Totach

Tel: +972-9-9620500

Fax: +972-9-9720515

Email: samit@violape.com ;jonathank@violape.com

Execution Version

If to the Company:

Itamar Medical Ltd.

9 Halamish Street, Caesarea, Israel

Attn: Chief Financial Officer

Tel: 046177000

Fax: 046275598

Email: sshaul@Itamar-Medical.com

Each party may from time to time change the addresses or fax number to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other party.

6.2       Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Warrant-Holders, or the holders of Warrant Shares shall, subject to applicable law, bind and inure to the benefit of their respective successors and assigns.

6.3       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel Aviv, Israel in any action connected with this Agreement.

6.4       Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant-Holders and the holders of Warrant Shares any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant-Holders and the holders of Warrant Shares.

6.5       Form of Warrant. The text of the Warrant Certificate evidencing the Warrant (the “Warrant Certificate”) and of the form of election to purchase Warrant Shares shall be substantially as set forth in Exhibit 1 attached hereto. The Exercise Price and, accordingly, number of Warrant Shares issuable upon exercise of the Warrant are subject to adjustment upon the occurrence of certain events, all as herein provided.

6.6       Warrant Certificate.

6.6.1    Exchange of Certificate. Any Warrant Certificate may be exchanged for Warrant Certificates entitling a Warrant-Holder, in the aggregate, to purchase the same number of Warrant Shares as the Warrant Certificate or Certificates surrendered then entitled such Warrant-Holder to purchase. Any Warrant-Holder desiring to exchange a Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant Certificate as so requested.

Execution Version

6.6.2    Mutilated or Missing Warrant. In case any Warrant Certificate or Certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the affected Warrant-Holder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant Certificate or Certificate representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate.

6.7       Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall act in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Viola P.E. 2 A.V. Limited Partnership

By:

Name:

Title:

/s/ Itamar Medical Ltd.
Itamar Medical Ltd.

By:	/s/ Gilad Glick

Name:	Gilad Glick	Shaul Sharoni

Title:	President & CEO	CFO

Execution Version

EXHIBIT 1

Warrant Certificate No.

WARRANT TO PURCHASE ORDINARY SHARES

VOID AFTER 23:59 ISRAEL TIME ON THE LAST DAY OF THE EXERCISE

PERIOD (AS DEFINED IN THE WARRANT AGREEMENT).

ITAMAR MEDICAL LTD. (“ITAMAR”)

INCORPORATED UNDER THE LAWS OF THE STATE OF ISRAEL

This certifies that, for value received,                  the registered holder hereof or its assign(s) (the “Warrant-Holder”), is entitled to purchase from Itamar, at any time during the Exercise Period (as defined in the Warrant Agreement entered into by and between the Warrant-Holder and Itamar on                 , 2015 (the “Warrant Agreement”; capitalized used and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement)) commencing at 9.00 a.m., Israel Time, on the first day of the Exercise Period and ending at 11.59 p.m., Eastern Standard Time, on the last day of the Exercise Period, 50% of the Closing Shares (the “Warrant Shares”) at a purchase price per share equal to the Exercise Price, as such may be from time to time. The number and type of Warrant Shares evidenced hereby and the Exercise Price shall be subject to adjustment from time to time as set forth in the Warrant Agreement. The terms of this Warrant are subject to the terms and provisions contained in the Warrant Agreement. The Warrant evidenced hereby may be exercised in whole or in part in accordance with the provisions of the Warrant Agreement.

Upon any partial exercise of the Warrant evidenced hereby, there shall be signed and issued, to the Warrant-Holder effecting such partial exercise, a new Warrant Certificate in respect of the balance of the Warrant Shares as to which the Warrant evidenced hereby shall not have been exercised. This Warrant may be exchanged at by delivery to the office of Itamar of this Warrant Certificate properly endorsed for one or more new Warrants of the same aggregate number of Ordinary Shares as hereby evidenced by the Warrant or Warrants exchanged. No fractional shares will be issued upon the exercise of rights to purchase hereunder, but Itamar shall pay the cash value of any fraction upon the exercise of any part of this Warrant. This Warrant is assignable only to Permitted Transferees.

Itamar Medical Ltd.
By:

Name:

Title:

Execution Version

ITAMAR MEDICAL LTD.

PURCHASE FORM

[Insert Details]

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant Certificate with respect to              Ordinary Shares of Itamar Medical Ltd. (“Ordinary Shares”), at the Exercise Price per Ordinary Share set forth in the Warrant Agreement [on a net-exercise basis], and requests that certificates for the Ordinary Shares be issued and registered in Itamar's shareholders register, in the name of:

(name and address must be printed or typewritten)

Name and I.D. number

Address

Address

and, if the number of Ordinary Shares shall be less than the total number of Ordinary Shares that the Warrant-Holder is entitled to purchase pursuant to this Warrant, a new Warrant Certificate shall be registered for the balance of the Ordinary Shares in the name of the undersigned Warrant-Holder or its/his assignee as below indicated and delivered to the address stated below.

Dated:

Name of Warrant-Holder
or Assignee:

(Please Print)

Address:

Signature:

Note:       The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

Signature Witnessed:

Execution Version

ASSIGNMENT

(To be signed only upon assignment of Warrants to Permitted Transferees)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee must be printed or typewritten)

which is a Permitted Transferee of the Warrant under the terms thereof, the within Warrant, hereby irrevocably constituting and appointing           as Attorney-in-Fact to transfer said Warrant on the books of Itamar Medical Ltd., with full power of substitution in the premises.

Dated:
Signature of Registered Holder

Note: The signature of this assignment must correspond with the name as it appears upon the face of the Warrant Certificate in every particular, without alteration or enlargement or any charge whatever.

Signature Witnessed:

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